Exhibit 99.1

Verde Bio Holdings, Inc. Announces Ninth Acquisition of Mineral and Royalty Interests

—Acquisition Includes Revenue Producing Interests in the Haynesville Shale of Northern Louisiana—

FRISCO, TEXAS, April 6, 2021 — Verde Bio Holdings, Inc. (OTC: VBHI), an oil and gas investment Company, today announced that it has closed on the acquisition of revenue producing mineral and royalty interests held by a private seller for a purchase price of $380,952 in cash. Verde is entitled to the cash flow from production attributable to the acquisition beginning on or after March 1, 2021.  Current expected combined revenue from the nine acquisitions to date is approximately $30,000 per month or more than $360,000 on an annualized basis.

The interest being acquired covers approximately 1280 acres across Sabine and Red River Parish, Louisiana and is operated by Texas based Vine Energy. Vine is an industry leading, pure-play Haynesville natural gas company which currently operates wells on more than 227,000 net effective acres in the core of the Haynesville Basin and produces approximately one billion cubic feet per day mainly across Sabine, DeSoto and Red River parishes in North Louisiana.

Currently there are eight wells, producing across the Verde acreage resulting in approximately $6,000 per month in revenue to Verde. With this large acreage position, there is tremendous upside potential for new wells to be drilled as Vine is actively developing the area in the Haynesville and the Mid-Bossier Shale formations.

The transaction represents Verde’s second acquisition in the natural gas rich Haynesville Shale. Verde has now closed a total of nine mineral and royalty deals including the acquisition announced in this press release. Verde has revenue producing holdings in 16 counties in seven states. The current portfolio consists of 65% oil and 35% natural gas.

All assets acquired also provide Verde with the benefit of increases in commodities pricing. These assets were all bought on a basis of historically low pricing. With increasing oil and gas prices, it is possible that current revenue could also increase in the next couple of months.

Scott Cox, CEO of Verde, said, “We pride ourselves on creativity, flexibility, and reliability, and we are delighted to close this current transaction.  This acquisition is located in the active heart of the Haynesville Shale. The eight wells are in an excellent area that are just out of the decline curve with stable monthly production and with the upside of more wells to be drilled on the acreage. We have great confidence in Vine as a pure-play Operator and these assets and we look forward to jointly benefiting as they continue to operate and develop. The Haynesville Shale is a massive dry natural gas formation in Northwest Louisiana and East Texas which was discovered in early 2008.

“This transaction continues to confirm and highlight our business plan of acquiring diversified mineral and royalty portfolios with the current downturn of oil and gas prices. We remain focused on executing our business plan and creating long-term value for our shareholders. Through our balanced approach of capital raising and acquisitions, we have begun to build a highly diversified portfolio of revenue producing interests and look forward to continuing to build on these through future strategic acquisitions,” Mr. Cox concluded.

About Verde Bio Holdings, Inc.

Verde Bio Holdings, Inc. (OTC: VBHI), is a growing U.S. Energy Company based in Frisco, Texas, engaged in the acquisition and management of Mineral and Royalty interests in lower risk, onshore oil and gas properties within the major oil and gas plays in the U.S. The Company’s dual-focused growth strategy relies primarily on leveraging management’s expertise to grow through the strategic acquisition of revenue producing royalty interest and strategic and opportunistic non-operated working interests.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete software development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Contact:

Paul Knopick E & E Communications

pknopick@eandecommunications.com

940.262.3584